Exhibit 5.1

HUNTON ANDREWS KURTH LLP
SUITE 4100
600 PEACHTREE STREET, N.E.
ATLANTA, GEORGIA 30308-2216

TEL 404.888.4000
FAX 404.888.4190

June 29, 2021
Fox Factory Holding Corp.
6634 Hwy 53
Braselton, Georgia 30517
Re:    Deferred compensation obligations of Fox Factory Holding Corp.
Ladies and Gentlemen:
We have acted as counsel to Fox Factory Holding Corp., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to $20,000,000 of deferred compensation obligations (the “Obligations”) of the Company under the Fox Factory Holding Corp. Deferred Compensation Plan (the “Plan”) adopted by the board of directors of the Company (the “Board of Directors”). The issuance of the Obligations is being registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof.
In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of incorporation and bylaws of the Company, (ii) the Plan, (iii) resolutions of the Board of Directors approving the Plan and authorizing the issuance of the Obligations, and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic, facsimile, electronic or otherwise reproduced copies, and (e) the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, other than the Company, of such documents and, except as set forth below, the validity and binding effect on such parties, other than the Company. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Company and (ii) statements and certifications of public officials and others.
Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when issued by the Company in accordance with the terms of the Plan, the Obligations will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms as set forth in the Plan.
ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON LOS ANGELES MIAMI NEW YORK NORFOLK RALEIGH/DURHAM RICHMOND SAN FRANCISCO THE WOODLANDS TOKYO TYSONS WASHINGTON, DC

Fox Factory Holding Corp.
June 29, 2021

Our opinion above is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.
The opinion expressed above is limited to the laws of the State of Georgia and the General Corporation Law of the State of Delaware. We do not express any opinion as to the laws of any other jurisdiction.
We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.
This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ HUNTON ANDREWS KURTH LLP
HUNTON ANDREWS KURTH LLP